UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	November 29, 2004

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

        Meritage completed a sale and leaseback transaction on November 29, 2004, involving one of its Wendy’s restaurants. This was the third sale and leaseback of a Wendy’s restaurant to unrelated third parties during the month of November 2004, and is part of an ongoing effort that Meritage announced on November 4, 2004, to sell and leaseback a certain number of its Wendy’s restaurants to pay down long-term debt and increase cash on hand to support the Company’s strategic objective of maintaining a strong balance sheet and a less-leveraged new store growth model. This report is being filed because the proceeds received from the three sales, in the aggregate, exceeded 10% of the Company’s total assets.

        The Company collected $5,354,000 in net proceeds from the transactions, used $2,894,000 to pay down long-term indebtedness, and deposited the balance of $2,460,000 into the Company’s treasury. The sales resulted in a deferred gain of $2,379,000 before income taxes which will be amortized over the 20-year lease terms. The sales resulted in a one-time finance charge of approximately $291,000. Subject to market conditions, the Company may enter into additional sale and leaseback transactions containing similar terms, with related charges and deferred gains, during this fiscal year. These transactions could result in additional net proceeds of approximately $21.5 million. The Company anticipates that it would use approximately 60% of the pre-tax proceeds to pay off long-term debt, with remaining net proceeds being deposited into treasury and available for general corporate purposes including new O’Charley’s and Wendy’s restaurant development.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

        See description contained under Item 2.01 above. The following schedule demonstrates minimum lease obligations computed in accordance with SFAS No. 13.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations *	$8,514,590	$395,097	$790,194	$790,194	$6,539,105
Total	$8,514,590	$395,097	$790,194	$790,194	$6,539,105

*	The lease agreements are triple net operating leases. Accordingly, the Company is responsible for other obligations including, but not limited to, taxes, insurance, utilities and maintenance as incurred.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

                                     The Company will file the required pro forma financial information no later than February 14, 2005.

(c)	Exhibits.

Exhibit No.	Description of Document
10.1	Sample Purchase Agreement relating to sale and leaseback transactions.
10.2	Sample Lease Agreement relating to sale and leaseback transactions.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2004	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer